Exhibit 99.1

Contacts
Zhone Investor Relations:	Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 404.460.8578
Fax: +1 510.777.7001	E: aurora.arlet@edelman.com
E: investor-relations@zhone.com

Zhone Technologies Reports Fourth Quarter 2011 Financial Results

Oakland, CA — January 25, 2012 — Zhone Technologies, Inc. (NASDAQ: ZHNE), a global leader in FTTx network access solutions, today reported its financial results for the fourth quarter ended December 31, 2011.

Revenue for the fourth quarter of 2011 was $33.4 million compared to $30.2 million for the third quarter of 2011 and $31.0 million for the fourth quarter of 2010. Adjusted earnings before stock-based compensation, interest, taxes, depreciation, and impairment of long-lived assets (“adjusted EBITDA”) was an adjusted EBITDA profit of $0.3 million for the fourth quarter of 2011, compared to an adjusted EBITDA loss of $1.3 million for the third quarter of 2011 and an adjusted EBITDA loss of $0.7 million for the fourth quarter of 2010. During the fourth quarter of 2011, an impairment charge of $4.2 million was recorded against long-lived assets. The resulting net loss for the fourth quarter of 2011, calculated in accordance with generally accepted accounting principles (“GAAP”), was $4.6 million or $0.15 per share compared with a net loss of $2.7 million or $0.09 per share for the third quarter of 2011 and a net loss of $1.3 million or $0.04 per share for the fourth quarter of 2010.

“We’re pleased to announce strong revenue growth across all regions during the quarter,” stated Mory Ejabat, Zhone’s chief executive officer. “Fourth quarter revenue grew 11 percent sequentially over third quarter revenue and 8 percent year over year as compared to last year’s fourth quarter revenue. With this strong top line growth, we also achieved our other major financial objective for the quarter and generated positive adjusted EBITDA.”

Total revenue for 2011 was $124.5 million as compared to $129.0 million for 2010. Adjusted earnings before stock-based compensation, interest, taxes, depreciation, gain on sale of the Oakland Campus, and impairment of long-lived assets (“adjusted EBITDA”) was an adjusted EBITDA loss of $3.9 million for 2011, compared to an adjusted EBITDA loss of $2.0 million for 2010. Net loss for 2011, calculated in accordance with generally accepted accounting principles (“GAAP”), was $11.7 million or $0.38 per share compared to a net loss of $4.8 million or $0.16 per share for 2010. The net loss for 2011 includes the $4.2 million impairment charge recorded against long-lived assets. The Company reviews long-lived assets, including intangible assets, for impairment annually or whenever changes in circumstances indicate that the carrying value of an asset may not be recoverable. Due to the significant decrease in the market capitalization recently, the Company determined that the indicators of impairment existed similar to the conditions that existed during the second quarter of 2008 when the Company last impaired assets.

Cash, cash equivalents and short-term investments at December 31, 2011 was $18.2 million compared to $21.2 million at December 31, 2010.

Zhone will conduct a conference call and audio webcast today, January 25, 2012, at approximately 2:00 p.m. PT / 5:00 p.m. ET to review its fourth quarter 2011 results. This call is open to the public by dialing +1 (866) 713-8564 for U.S. callers and +1 (617) 597-5312 for international callers and then entering passcode 36366758. The audio webcast will be simultaneously available on the Investor Relations section of Zhone’s website at http://www.zhone.com/investors/.

A replay of the conference call will be available after the original call by dialing +1 (888) 286-8010 for U.S. callers and +1(617) 801-6888 for international callers and then entering passcode 64982630. An audio webcast replay will also be available online at http://www.zhone.com/investors/ for approximately one week following the original call.

Non-GAAP Financial Measures

To supplement Zhone’s consolidated financial statements presented in accordance with GAAP, Zhone uses adjusted EBITDA, a non-GAAP measure Zhone believes is appropriate to enhance an overall understanding of Zhone’s past financial performance and prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the Company’s operational performance, including the Company’s ability to provide cash flows to invest in research and development, and to fund capital expenditures. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation between net loss calculated on a GAAP basis and adjusted EBITDA on a non-GAAP basis is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Operations.

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About Zhone Technologies

Zhone Technologies, Inc. (NASDAQ: ZHNE) is a global leader in all IP multi-service access solutions, serving more than 750 of the world’s most innovative network operators. The IP Zhone is the only solution that enables service providers to build the network of the future…today, supporting end-to-end Voice, Data, Entertainment Social Media, Business, Mobile Backhaul and Mobility service. Zhone is committed to building the fastest and highest quality All IP Multi-Service solution for its customers. Zhone is headquartered in California and its products are manufactured in the USA in a facility that is emission, waste-water and CFC free.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, forward-looking statements include, among others, statements that refer to financial estimates; projections of revenue, margins, expenses or other financial items. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of the Company’s products; intense competition in the communications equipment market; the Company’s ability to execute on its strategy and operating plans; and economic conditions specific to the communications, networking, internet and related industries. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K for the year ended December 31, 2010 and the Company’s quarterly report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

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ZHONE TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Net revenue	$33,432	$30,204	$31,016	$124,502	$129,036
Cost of revenue	21,379	19,901	18,731	80,480	79,770
Stock-based compensation	11	29	11	61	94

Gross profit	12,042	10,274	12,274	43,961	49,172

Operating expenses:
Research and product development (1)	5,121	5,294	5,430	21,380	21,188
Sales and marketing (1)	5,847	5,557	6,147	22,297	23,982
General and administrative (1)	1,466	2,154	1,926	7,784	9,855
Gain on sale of Oakland Campus	—	—	—	—	(1,959)
Impairment of long-lived assets	4,236	—	—	4,236

Total operating expenses	16,670	13,005	13,503	55,697	53,066

Operating income (loss)	(4,628)	(2,731)	(1,229)	(11,736)	(3,894)
Other expense, net	79	(4)	(49)	70	(988)

Income (loss) before income taxes	(4,549)	(2,735)	(1,278)	(11,666)	(4,882)
Income tax provision (benefit)	93	13	(6)	60	(101)

Net income (loss)	$(4,642)	$(2,748)	$(1,272)	$(11,726)	$(4,781)

Weighted average shares outstanding
Basic	30,766	30,701	30,515	30,671	30,393
Diluted	30,766	30,701	30,515	30,671	30,393
Net income (loss) per common share
Basic	$(0.15)	$(0.09)	$(0.04)	$(0.38)	$(0.16)
Diluted	$(0.15)	$(0.09)	$(0.04)	$(0.38)	$(0.16)

(1) Amounts include stock-based compensation costs as follows:
Research and product development	55	89	49	244	362
Sales and marketing	71	174	53	350	421
General and administrative	79	639	90	1,015	1,388

	205	902	192	1,609	2,171

GAAP net income (loss)	$(4,642)	$(2,748)	$(1,272)	(11,726)	$(4,781)
Stock-based compensation	216	931	203	1,670	2,265
Interest expense	(66)	33	30	44	996
Income taxes	93	13	(6)	60	(101)
Depreciation	467	447	324	1,810	1,585
Gain on sale of Oakland Campus	—	—	—	—	(1,959)
Impairment of long-lived assets	4,236	—	—	4,236	—

Non-GAAP Adjusted EBITDA profit (loss)	$304	$(1,324)	$(721)	$(3,906)	$(1,995)

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ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2011	December 31, 2010

Assets
Current assets:
Cash, cash equivalents and short-term investments	$18,190	$21,174
Accounts receivable	31,598	29,747
Inventories	27,393	31,048
Prepaid expenses and other current assets	2,672	2,514

Total current assets	79,853	84,483
Property and equipment, net	608	5,274
Restricted cash	58	58
Other assets	213	296

Total assets	$80,732	$90,111

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,797	$11,864
Line of credit	15,000	10,000
Accrued and other liabilities	10,029	13,217

Total current liabilities	36,826	35,081
Other long-term liabilities	4,379	5,615

Total liabilities	41,205	40,696

Stockholders’ equity:
Common stock	31	30
Additional paid-in capital	1,071,390	1,069,513
Other stockholders’ equity	237	277
Accumulated deficit	(1,032,131)	(1,020,405)

Total stockholders’ equity	39,527	49,415

Total liabilities and stockholders’ equity	$80,732	$90,111

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